ESCROW AGREEMENT dated as of July 9, 2009 (the "Escrow Agreement"), by and among:

(1)           Premier Power Renewable Energy, Inc., a corporation organised under the laws of the State of Delaware with its principal place of business at 4961 Windplay Drive, Suite 100, El Dorado Hills, California 95762, United States of America ("PPRW");

(2)           Rupinvest Sarl, a corporation duly organised and existing under the laws of the country of Luxembourg (“LUX”) with its address for notice at 4 Rue Jean-Pierre Probst, L-2352 Luxembourg;

(3)           Esdras Ltd., a corporation duly organised and existing under the laws of Cyprus (“CYP”) with its address for notice at Campobasso Italy, Via San Giovanni in Golfo 205/e; (the above named three corporations being known collectively as the “Companies”), and

(4)           Capita Trust Company Limited, a private limited company incorporated in England and Wales with registered number 00239726 (the "Escrow Agent", and together with the Companies, the “Parties”).

All capitalized terms not otherwise defined herein shall have the meaning set forth in the Share Exchange Agreement entered into on June 3, 2009 by the Companies (the “Share Exchange Agreement”).

WHEREAS, on April 24, 2009, the Board of Directors of PPRW adopted resolutions approving PPRW’s acquisition of one hundred percent (100%) of the equity ownership interests of LUX (the “Acquisition”) in exchange for twelve thousand five hundred Euros (€12,500) and up to three million (3,000,000) shares of the restricted common stock of PPRW (each a “PPRW Share” and collectively the “PPRW Shares”).

WHEREAS, on June 3, 2009, the Companies entered into the Share Exchange Agreement pursuant to which CYP agreed to sell to PPRW, and PPRW agreed to purchase from CYP, one hundred percent (100%) of the equity ownership interests of LUX (the “LUX Equity Interests”) in exchange for twelve thousand five hundred Euros (€12,500) and up to three million (3,000,000) PPRW Shares (the “Share Exchange Transaction”).

WHEREAS, pursuant to the Share Exchange Agreement, the Companies are to make certain deliveries to an escrow agent to hold in escrow (“Escrow”).

WHEREAS, pursuant to the Share Exchange Agreement, Escrow opened on June 23, 2009 (the “Escrow Opening Date”).

IT IS AGREED:

1.             Appointment of Escrow Agent.  The Companies hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Escrow Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms. The Parties hereto agree to do the following acts and shall, subject to Sections 7.3 and 7.4 below, be bound by the terms and provisions of the Share Exchange Agreement.

2.             Escrow Deliveries.

2.1        Escrow Deliveries by PPRW Prior to Share Exchange Deliveries Deadline.  Within twenty (20) Trading Days of the Escrow Opening Date (“Share Exchange Deliveries Deadline”), PPRW shall deposit into this Escrow the following deliverables (collectively, the “PPRW Deliveries”):

2.1.1	Resolutions duly adopted by the Board of Directors of PPRW approving the following events or actions, as applicable:

2.1.1.1	the execution, delivery, and performance of the Share Exchange Agreement;
2.1.1.2	the Share Exchange Transaction and the terms thereof; and
2.1.1.3	the execution, delivery, and performance of this Escrow Agreement.

2.1.2	The Share Exchange Agreement duly executed by PPRW.

2.1.3	This Escrow Agreement duly executed by PPRW.

2.1.4	A certificate of good standing for PPRW from its jurisdiction of incorporation, dated not earlier than five (5) calendar days prior to the Escrow Opening Date.

2.1.5
A stock certificate evidencing the PPRW Shares and registered in the name of the Escrow Agent or any Delegate pursuant to Section 6.1.  All references throughout this Escrow Agreement to the “Escrow Agent” in connection with the PPRW Shares shall include the Escrow Agent’s Delegate, if any.

2.2           Escrow Deliveries by LUX and CYP Prior to Share Exchange Deliveries Deadline. By the Share Exchange Deliveries Deadline, CYP and LUX shall deposit into this Escrow the following deliverables (collectively, the “LUX and CYP Deliveries”):

2.2.1	The Share Exchange Agreement duly executed by LUX and CYP.

2.2.2	This Escrow Agreement duly executed by LUX and CYP.

2.2.3
Letters of resignation from all executive officers and directors of LUX and Arco Energy Srl, the wholly owned subsidiary of LUX (“PPRW IT”), with such resignations each confirming that he has no claim against LUX or PPRW IT (as applicable) in respect of any outstanding remuneration or fees of whatever nature as of the Escrow Opening Date.

2.2.4	Resolutions duly adopted by the Board of Directors or Shareholders of LUX approving the following events or actions, as applicable:

2.2.4.1	the execution, delivery and performance of the Share Exchange Agreement;
2.2.4.2	the Share Exchange Transaction and the terms thereof;
2.2.4.3	adoption of LUX bylaws in the form agreed by the Companies;
2.2.4.4	the appointment of Dean R. Marks as Chairman of the board of directors to serve on LUX’s board of directors;
2.2.4.5	the appointment of the persons to be chosen and designated by PPRW as the requisite officers of LUX (the “LUX Officers”); and
2.2.4.6
in the event LUX’s board of directors decides to authorize an “Authorized Third Party Signatory” (as defined in Section 7.2.1(o) of the Share Exchange Agreement) to sign the Share Exchange Agreement and this Escrow Agreement on behalf of LUX and CYP, then resolutions granting the Authorized Third Party Signatory full power and authority to enter into and sign the Share Exchange Agreement and this Escrow Agreement on behalf of LUX.

2.2.5	Resolutions duly adopted by the Board of Directors or Shareholders of PPRW IT approving the following events or actions, as applicable:

2.2.5.1	requiring PPRW IT to execute, deliver and perform under the terms of the Share Exchange Agreement;
2.2.5.2	the Share Exchange Transaction and the terms thereof;
2.2.5.3	adoption of bylaws in the form agreed by the Companies;
2.2.5.4	fixing the number of authorized directors on the PPRW IT board of directors at five (5);
2.2.5.5
the appointment of Dean R. Marks as Chairman of the board of directors of PPRW IT, the appointment of Miguel De Anquin to serve on PPRW IT’s board of directors and the appointment of Marco Pulitano and Giovanni Pulitano as PPRW IT directors, with a fifth member of PPRW IT’s board of directors to be determined and designated solely by PPRW upon  the  date of the Restructuring;

2.2.5.6	the appointment of the following persons as officers of PPRW IT with the titles set forth opposite his name (the “PPRW IT Officers”):

Marco Pulitano Chief Executive Officer (managing director) Amministratore delegato

Giovanni Pulitano Chief Operating Officer
(managing director) Amministratore delegato

2.2.5.7
the duly executed employment agreements (collectively the “PPRW IT Employment Agreements”) by and between: (a) PPRW IT and Marco Pulitano for his employment as PPRW IT’s Chief Executive Officer and President; (b) the executed employment agreement by and between PPRW IT and Giovanni Pulitano for his employment as PPRW IT’s Chief Operating Officer.

2.2.6
Resolutions duly adopted by the board of directors of CYP: (i) authorizing and approving the execution, delivery, and performance of the Share Exchange Agreement, and (ii) in the event CYP’s board of directors decide to authorize an “Authorized Third Party Signatory” (as defined in Section 7.2.1(o) of the Share Exchange Agreement) to sign the Share Exchange Agreement and this Escrow Agreement on behalf of CYP, then resolutions granting the Authorized Third Party Signatory full power and authority to enter into and sign the Share Exchange Agreement and this Escrow Agreement on behalf of CYP.

2.2.7
A copy, authenticated by a notary, of the notaries deed by which LUX acquired PPRW IT Equity Interests evidencing LUX’s One Hundred Percent (100%) equity ownership (in shares of capital stock or otherwise) of PPRW IT (the “PPRW IT Shares Deed”) in accordance with the Bylaws of PPRW IT and any and all applicable laws of the Country of Italy.

2.2.8	A shareholders list or shareholders’ register of PPRW IT as certified by the Italian Registry of enterprise’s certificate reflecting LUX’s ownership of the PPRW IT Equity Interests.

2.2.9	Certificates of good standing for PPRW IT from its jurisdictions of incorporation or formation, dated not earlier than five (5) calendar days prior to the Escrow Opening Date.

2.2.10
An opinion of counsel to LUX or from a Notary, in the form reasonably satisfactory to PPRW in regards to LUX and CYP as to: (i) due organization, existence and good standing under the laws of their respective jurisdictions of incorporation, and the validity and effectiveness of the “Power of Attorney” (as defined in Section 7.2.1(o) of the Share Exchange Agreement) granted by LUX and CYP to the Authorized Third Party Signatory under applicable laws to which LUX, CYP and the Authorized Third Party Signatory are subject; and (ii) a statement that the transfer of the LUX Equity Interests to PPRW at or immediately following the Escrow Opening Date being a legal transfer of such equity ownership interests under the laws of LUX’s jurisdiction of incorporation is subject and that upon such transfer, the LUX Equity Interests shall be free of any claims or Liens of any kind or nature.

2.2.11
An opinion of counsel to PPRW IT in the form reasonably satisfactory to PPRW, in regards to PPRW IT as to: (i) due organization, existence and good standing (in Italy), (ii) the authorized capital stock of PPRW IT; and (iii) the PPRW IT Equity Interests, when issued to LUX, were legally transferred to LUX under the laws of LUX’s jurisdiction of incorporation and that the LUX Equity Interests are free of any claims or Liens of any kind or nature.

2.2.12
A certificate signed by the Chief Executive Officer of PPRW IT: (i) attaching certified copies of the Organizational Documents applicable to PPRW IT, and (ii) certifying that all director, shareholder and other actions required to authorize and approve the execution and delivery of this Escrow Agreement and the other documents and agreements provided for herein and the transactions contemplated hereby and thereby have been taken and setting forth copies of such actions.

2.2.13
A copy of the power of attorney executed by LUX and CYP that grants full power and authority to a third party who is not an Affiliate of LUX or CYP (the “Authorized Third Party Signatory”) to sign the Share Exchange Agreement and this Escrow Agreement on behalf of LUX and CYP, if such Authorized Third Party Signatory signs the Share Exchange Agreement and this Escrow Agreement on behalf of LUX and CYP.

2.3	Deliveries of PPRW IT Financial Statements Post-Share Exchange Deliveries Deadline. LUX shall cause the deposit into this Escrow of the following deliverables:

2.3.1
On or before March 31st, 2010, or if switched to a fiscal year, 90 days after the close of a fiscal year (Closing of the Books), PPRW IT shall deposit into the Escrow Audited Financial Statements of PPRW IT for the period ending December 31, 2009 or fiscal year end. Said PPRW IT Financial Statements must contain Profit and Loss Statements in addition to the General Ledger.

2.3.2
On or before March 31st, 2011, or if switched to a fiscal year, 90 days after the close of a fiscal year (Closing of the Books), PPRW IT shall deposit into the Escrow Audited Financial Statements of PPRW IT for the period ending December 31, 2010 or fiscal year end. Said PPRW IT Financial Statements must contain Profit and Loss Statements in addition to the General Ledger.

2.3.3
On or before March 31st, 2012, or if switched to a fiscal year, 90 days after the close of a fiscal year (Closing of the Books), PPRW IT shall deposit into the Escrow Audited Financial Statements of PPRW IT for the period ending  December 31, 2011 or fiscal year end. Said PPRW IT Financial Statements must contain Profit and Loss Statements in addition to the General Ledger.

3.             Waiver of Certain Escrow Deliverables.

3.1            PPRW hereby acknowledges that CYP has fulfilled its obligation to deliver (i) one thousand two hundred fifty (1,250) shares of LUX’s capital stock at a value of ten Euros (€10) each, which represents One Hundred Percent (100%) of the issued and outstanding capital shares of Stock of LUX (the “LUX Shares Certificate”) issued and registered in the name of PPRW in accordance with the bylaws of LUX and any and all applicable laws of the Country of Luxembourg, to the Escrow Agent pursuant to Section 7.2.1(e) of the Share Exchange Agreement and (ii) the shareholders list or shareholders’ registrar of LUX as certified by LUX’s Secretary or transfer agent, reflecting PPRW’s ownership of the LUX Equity Interests pursuant to Section 7.2.1(f) of the Share Exchange Agreement by delivering the shareholders’ register of LUX reflecting PPRW’s ownership of the LUX Equity Interests to PPRW directly.

3.2            CYP hereby waives PPRW’s obligation to deliver twelve thousand five hundred Euros (€12,500) (the “Cash Payment”) to the Escrow Agent pursuant to Section 7.1.1(d) of the Share Exchange Agreement.

4.             Disbursement of the Escrow Shares and Escrow Deliveries.

4.1           Each of PPRW, LUX and CYP shall notify the Escrow Agent when complete delivery of all of, respectively, the PPRW Deliveries, and the LUX and CYP Deliveries (all such deliveries being, together, the “Escrow Deliveries”), has been made. Upon the Escrow Agent’s receipt of all three such notices, then, as soon as possible and no later than three (3) Trading Days following such receipt, the Escrow Agent, in accordance with the terms herein and in the Share Exchange Agreement: (a) shall deliver the LUX and CYP Deliveries to PPRW; and (b) shall deliver the PPRW Deliveries, except for the PPRW Shares, to CYP, with copies of the PPRW Deliveries also delivered to LUX.  The PPRW Certificate shall remain in said Escrow until the PPRW Shares represented by the PPRW Certificate are either distributed by Escrow Agent to CYP or until refunded to PPRW, upon operation of the terms set forth in this Escrow Agreement and the Share Exchange Agreement.  Should the Escrow Agent not receive all of the PPRW Deliveries and LUX Deliveries within the above mentioned deadlines, the Escrow Agent will return to the delivering Party the LUX Deliveries or PPRW Deliveries already received.

4.2          Within, and no later than (i) thirty (30) calendar days after PPRW IT’s Closing of the Books for the period ended December 31, 2009, or (ii) ninety (90) days after fiscal year end if PPRW IT’s fiscal year does not end on December 31, 2009,  the Escrow Agent shall transfer to CYP Three Hundred and Seventy Five Thousand (375,000) PPRW Shares for each Ten Million Euro (€10,000,000) worth of Sales achieved by PPRW IT for the period from the Escrow Opening Date to December 31, 2009, as indisputably evidenced by the Audited Financial Statements referred to in Section 2.3.1 above (the PPRW Shares payment made for the period ended December 31, 2009, if any, is hereinafter the “First Payment”).   Notwithstanding the foregoing:  (a) in no case shall more than One Million Five Hundred Thousand (1,500,000) PPRW Shares be transferred to CYP; (b) fifty percent (50%) of any PPRW Shares that could have been earned based on Sales subject to this First Payment but could not be awarded to CYP because such PPRW Shares exceeded the maximum One Million Five Hundred Thousand (1,500,000) PPRW Shares that could be paid for this First Payment will instead be paid to CYP as part of the Second Payment.

4.3          Within, and no later than (i) thirty (30) calendar days after PPRW IT’s Closing of the Books for the period ended December 31, 2010, or (ii) ninety (90) days after fiscal year end if PPRW IT’s fiscal year does not end on December 31, 2010, the Escrow Agent shall transfer to CYP Two Hundred Thousand (200,000) PPRW Shares for each Ten Million Euro  (€10,000,000) worth of Sales achieved by PPRW IT for the period from January 1, 2010 to December 31, 2010, as indisputably evidenced by the Audited Financial Statements referred to in Section 2.3.2 above, with the maximum combined number of PPRW Shares payable for the First Payment and the Second Payment not to exceed a combined aggregate of Three Million (3,000,000) PPRW Shares (the PPRW Shares Payment made for the period ended December 31, 2010, if any, is hereinafter the “Second Payment”).

4.4          Within, and no later than (i) thirty (30) calendar days after PPRW IT’s Closing of the Books for the year ended December 31, 2011, or (ii) ninety (90) days after fiscal year end if PPRW IT’s fiscal year does not end on December 31, 2011, and if and only if, CYP has not earned in aggregate the total Three Million (3,000,000) PPRW Shares as a result of the First Payment and Second Payment, then,  the Escrow Agent shall transfer to CYP One Hundred Thousand (100,000) PPRW Shares for each Ten Million Euro  (€10,000,000) worth of Sales achieved by PPRW IT from January 1, 2011 to December 31, 2011, as indisputably evidenced by the Audited Financial Statements referred to in Section 2.3.3 above, with the maximum combined number of PPRW Shares payable for the First Payment, Second Payment and Third Payment not to exceed a combined aggregate of Three Million (3,000,000) PPRW Shares (the PPRW Shares Payment made for the period ended December 31, 2011, if any, is hereinafter the “Third Payment”).  Any PPRW Shares remaining in Escrow after the Third Payment, if any, shall be transferred back by the Escrow Agent to PPRW.

4.5           For purposes of Sections 4.2, 4.3, and 4.4 above, “Sales” for purposes of calculating shares due to CYP, is defined as gross sales revenue earned by PPRW IT in a given period with an average Gross Margin in excess of fourteen percent (14%).  For purposes of this Escrow Agreement, “Gross Margin” is defined as gross sales revenue minus direct costs (including, but not limited to, the cost of system design, engineering, property acquisition, special purpose entity formation, legal services, consulting services, permitting, civil works, solar modules, invertors, racking, mounting, trackers, balance of system costs, subcontracting services, substation construction, grid connection, labor, taxes and sales commissions), the difference to be divided by gross sales revenue.  Any gross sales revenue earned by PPRW IT without a fourteen percent (14%) Gross Margin will be excluded from Sales, unless expressly accepted by PPRW in writing. For the avoidance of doubt, the Escrow Agent shall be entitled to obtain confirmation of the Sales figure as defined above from the board of statutory auditors of PPRW IT. The costs of such confirmation shall be borne by PPRW.

4.6           Change in Control Transaction.  If, during the period starting on the Escrow Opening Date and ending either nine (9) months after the Escrow Opening Date or December 31, 2009, whichever ending date is earlier, any Person which is not an Affiliate of PPRW (hereinafter an “Acquiring Party”): (a) acquires more than sixty six percent (66%) of PPRW’s voting securities, and as a result of such acquisition, (i) changes more than two-thirds (2/3) of PPRW’s board of directors as of the Escrow Opening Date, and (ii) changes PPRW’s Chief Executive Officer and President (hereinafter a “Change in Control Transaction”), and (b) either: (i) requires the operations of PPRW ITALY to shut down, or to change the business to an industry other than renewable energies or  (ii) does not provide the funding under Section 6.9 of the Share Exchange Agreement for any reason other than for fraud, malfeasance, or  Net Operating Losses (as defined in the Share Exchange Agreement), then CYP will be entitled to receive one million (1,000,000) of the PPRW Shares in Escrow (the “Change in Control Share Payment”), which shall constitute the full and final share payment due to CYP under this Escrow Agreement.  Only (i) upon written notice delivered to the Escrow Agent by either CYP or PPRW of a Change in Control Transaction and that a Change in Control Share Payment is due (the “Change in Control Notice”), (ii) after verification by the Escrow Agent of a Change in Control Transaction (“Change in Control Verification”), and (iii), in the case that CYP provides the Change in Control Notice to the Escrow Agent, five (5) Trading Days’ written notice by the Escrow Agent to PPRW of the Change in Control Verification, which 5 Trading Days’ written notice may be waived by PPRW in its sole discretion, the Escrow Agent shall effect a Change in Control Share Payment to CYP.  In the event a Change in Control Share Payment is made by PPRW, the Escrow Agent shall return to PPRW any and all PPRW Shares left in Escrow after the delivery of such Change in Control Share Payment.

5.             Concerning the Escrow Agent.

5.1        Good Faith Reliance.  The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons.  The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Escrow Agreement unless evidenced in writing delivered to the Escrow Agent signed by the proper Party or Parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2        Indemnification.  The Escrow Agent shall be indemnified and held harmless by, on a joint and several basis, the Companies from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Escrow Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence, fraud, bad faith, willful default or willful misconduct of the Escrow Agent.  Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other Parties hereto in writing.  In the event of the receipt of such notice, the Escrow Agent shall retain the Escrow Shares pending either (i) receipt of joint written instructions from PPRW and CYP or (ii) receipt of an order of a court having jurisdiction over any of the Parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered.  The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3          Compensation.  The Escrow Agent shall be entitled to an initial fee of seven thousand five hundred pounds (£7,500) and an ongoing fee of two thousand five hundred pounds (£2,500) per annum payable by PPRW (subject to annual review and payable annually in advance, with the first such ongoing fee payable as at the date of this Escrow Agreement).  The Escrow Agent shall also be entitled to reimbursement from PPRW for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors' and agents' fees and disbursements and all taxes or other governmental charges.

5.4          Further Assurances.  From time to time on and after the date hereof, the Companies may deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Escrow Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5         Resignation.  The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by its giving the other Parties hereto 3 months’ written notice and such resignation shall become effective as hereinafter provided.  Such resignation shall become effective at such time following the expiry of the notice period that the Escrow Agent shall turn over to a successor escrow agent appointed by the Companies on terms substantially as set out in this Escrow Agreement, the Escrow Shares held hereunder in such manner so as to ensure that the Escrow Shares remain in escrow without being returned to the delivering Parties.  Should the Companies fail to appoint a successor escrow agent within a period not to exceed 3 months from the date of expiry of the original 3 months’ notice, the Companies shall name UniCredit of Lugano, Switzerland as the successor escrow agent.

5.6         Discharge of Escrow Agent.  The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder, if so requested in writing at any time by the Companies jointly, and on payment by PPRW of a termination fee of seven thousand five hundred pounds (£7,500) if so discharged without cause before 31 December 2009; five thousand pounds (£5,000) if so discharged without cause before 31 December 2010, and two thousand five hundred pounds (£2,500) if so discharged without cause thereafter; provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7          Liability.  The Escrow Agent shall in no event have any liability to any person for indirect loss, including (without limitation) loss of business, loss of profit or any type of consequential loss.  Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6.             Custody of Deliveries; the Escrow Agent

6.1
Upon written joint approval from the Companies, the Escrow Agent may from time to time hold through sub-custodians (including entities within the same group as the Escrow Agent) (each a “Delegate”).  The Escrow Agent shall take reasonable care in selecting such Delegates.  The Parties hereby approve Capita KWS Nominee Limited as a Delegate to hold the PPRW Shares.

6.2
Escrow Deliveries held with sub-custodians shall be held subject to the terms and conditions of the relevant Sub-custodian Agreement.  Where Escrow Deliveries are held outside the United Kingdom, there may be settlement, legal and regulatory requirements in the relevant jurisdictions which are different from those applying in the United Kingdom, and there may be different practices for the separate identification of such Escrow Deliveries.

6.3	The Escrow Agent will identify the Escrow Deliveries in its books and records as being beneficially owned by the relevant delivering Company, in accordance with this Escrow Agreement.

6.4	Escrow Deliveries that are bearer securities will be held in the physical possession of the Escrow Agent or by a sub-custodian.

6.5	The Escrow Agent may hold any documents of title to an Escrow Delivery:

6.5.1	in its physical possession; or
6.5.2	with a sub-custodian (in accordance with Section 6.1) in a safe custody account generally designated for customers' securities.

6.6	Subject to receipt of written joint instructions from the Companies, the Escrow Agent is authorised to, and shall have the right to authorise and instruct sub-custodians to:

6.6.1
receive and deliver Escrow Deliveries, and settle the purchase and sale of securities transactions, in accordance with the laws, rules, regulations, provisions, customs, practices and procedures in the relevant jurisdiction or market in which the transaction occurs;

6.8.2
receive all payments of principal and distributions payable in respect of Escrow Deliveries including presenting certificates, coupons and other appropriate documentation to the issuer of such securities or its paying agent;

6.6.3	hold Escrow Deliveries in certificated or non-certificated form with the issuer or at any other location;
6.6.4
upon receipt of notification of a partial redemption, partial payment or other action affecting less than all Escrow Deliveries of a particular class, the Escrow Agent or the sub-custodian may select the Escrow Deliveries to be tendered in any non-discriminatory manner to make such selections;

6.6.5
make, execute, acknowledge and deliver as agent, any and all documents or instruments including but not limited to all declarations, affidavits and certificates of ownership that the Escrow Agent, in its sole discretion, may determine are necessary or appropriate in carrying out the purposes of this Escrow Agreement;

6.6.6	make on behalf of the Companies any payments incidental to or in connection with this Section 6; and
6.6.7	exercise all other rights and powers and to take any action it deems necessary or appropriate in carrying out the purposes of this Escrow Agreement,

but in each case only where such act does not require the exercise of business discretion or does not constitute the giving of investment advice and provided always that any required information or documents relating to the Escrow Deliveries has been communicated or have been supplied to the Escrow Agent.

6.7          Unless the Escrow Agent has received the necessary instructions from the Companies, together with any sum which may be due in immediately available funds, within a reasonable time before the required action is to be taken, the Escrow Agent shall have no responsibility whatsoever for:

6.7.1	taking up any rights;
6.7.2	exercising any conversion or subscription rights;
6.7.3	dealing with takeover or other offers or capital reorganisations;
6.7.4	exercising voting rights;
6.7.5	any other administrative or supervisory matters, or
6.7.6	the forwarding of any other information to the Companies other than as set out in this Escrow Agreement, in respect of the Escrow Deliveries.

6.8          The Escrow Agent:

6.8.1	shall not be required or under any liability or obligation to take any legal action under this Escrow Agreement or to require that the Companies comply with any provision of this Escrow Agreement;
6.8.2
shall not be required or under any liability or obligation to monitor or enquire as to the performance of the Companies’ obligations under this Escrow Agreement or the Share Exchange Agreement and shall be entitled to assume without enquiry that each such Company is duly performing and observing all its respective obligations;

6.8.3	shall not be liable for non-delivery of the PPRW Deliveries, LUX Deliveries or CYP Deliveries, or for the failure of any person to make any payment of funds;
6.8.4	shall not be bound to attempt to enforce delivery of the PPRW Deliveries, LUX Deliveries or CYP Deliveries;
6.8.5
shall not be regarded or treated for any purpose as having any notice or knowledge of any of the provisions of any arrangements relevant to the transactions contemplated or referred to in this Escrow Agreement which are not expressly set out in this Escrow Agreement, and, except as provided in Section 7.4 below, shall be entitled to have regard only to the express terms of this Escrow Agreement in the discharge of its duties under this Escrow Agreement and the exercise of any of its rights under this Escrow Agreement;

6.8.6	shall have no obligation to ensure that the terms of this Escrow Agreement are consistent with the terms of the Share Exchange Agreement;
6.8.7
may, in relation to this Escrow Agreement, act on the opinion or advice of, or any information obtained from, any lawyer or other professional person whether obtained by the Escrow Agent or any Company and shall not be responsible for any loss occasioned by so acting (whether or not the advice, opinion or information is accurate or authentic or contains some error), and any such advice, opinion or information may be sent to or obtained by the Escrow Agent by such means as the Escrow Agent thinks fit;

6.8.8
may refrain from doing anything which would or might be contrary to any law of any jurisdiction or any directive or regulation of any agency or any state or supranational body and may do anything which is necessary to comply with any such law, directive or regulation;

6.8.9
may refrain from doing anything in the performance of its duties under this Escrow Agreement which would or might otherwise render it liable to any person or require it to incur any financial liability or require it to use or risk its own funds if it believes that reimbursement of such funds or adequate indemnity against such risk is not assured;

6.8.10	shall promptly seek clarification from the Companies in the event that it believes its correct course of action under the terms of this Escrow Agreement is unclear; and
6.8.11
shall not be liable or deemed to be in default for any failure or delay in performance of any duty under this Escrow Agreement arising in whole or in part from or caused in whole or in part by circumstances beyond its direct and reasonable control including, without limitation, acts of God, partial or complete failure of electrical power or computer services or communication services, acts of civil or military authority, sabotage, terrorism, war, civil disturbance or riot, strike or other industrial dispute, national emergency, flood, earthquake, fire or other catastrophe, or governmental, judicial or regulatory order, rule, regulation, judgment or act.

6.9          No Charge Created. It is not the intention of the Parties to create any security interest in favour of any person.

7.             Miscellaneous.

7.1 Governing Law. This Escrow Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of England and Wales.

7.2          Jurisdiction.

7.2.1           The Parties to this Escrow Agreement irrevocably agree that, subject as provided below, the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Escrow Agreement or its subject matter or formation (including non-contractual disputes or claims). The Parties agree that the courts of England are the most appropriate and convenient courts to settle such disputes and accordingly will not argue to the contrary. Nothing in this Section shall limit the right of the Escrow Agent to take proceedings against each of the Companies in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

7.2.2           Each of the Companies shall irrevocably appoint within seven (7) Trading Days of the date of this Escrow Agreement an agent to receive on its behalf in England or Wales service of any proceedings under Section 7.1 above, whose name, address, and fax number shall be promptly provided to the Escrow Agent. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the relevant Company) and shall be valid until such time as the Escrow Agent has received prior written notice from the relevant Company that such agent has ceased to act as agent. If for any reason such agent ceases to be able to act as agent or no longer has an address in England or Wales, the relevant Company shall forthwith appoint a substitute acceptable to the Escrow Agent and deliver to the Escrow Agent the new agent's name, address, and fax number within England and Wales.

7.3           Entire Agreement.  This Escrow Agreement shall, subject to Section 7.4 below, constitute the entire agreement of the Companies and the Escrow Agent with respect to the subject matter and supersedes all prior oral, or written, agreements in regard thereto.

7.4           Capitalized terms. Capitalized terms used and not otherwise defined herein that are defined in the Share Exchange Agreement shall have the meanings given such terms in the Share Exchange Agreement.  In the event of a conflict in terms between this Escrow Agreement and the Share Exchange Agreement, the Share Exchange Agreement shall prevail as between the Companies, except that to the extent necessary to give effect to Section 7.3 above, each Company agrees that this Escrow Agreement constitutes a written instrument amending the Share Exchange Agreement, in accordance with Section 9.8 of such Share Exchange Agreement.

7.5 Headings. The headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

7.6 Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of the respective Parties hereto and their legal representatives, successors and assigns.

7.7         Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and, subject to Section 7.2.2 above, either be delivered personally or by fax, or by private courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if faxed, on receipt of a transmission report or, if couriered, one Trading Day after the date of delivery, as follows:

Premier Power Renewable Energy, Inc
4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
Tel:  (916) 939-0400
Fax:  (916) 939-0490
Attention: Dean R. Marks, Chief Executive Officer and President

With a copy to (which shall not constitute Notice):
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California, U.S.A 90024
Attention: Mr. Kevin L. Leung, Esq.
Tel: (310) 208-1182
Fax: (310) 208-1154

Rupinvest Sarl
4 Rue Jeanne Pierre Probst
L-2352 LUXEMBOURG
Tel: +352 26 478 768
Fax: +352 26 478 769
Attention: Francois BOURGON, Gerant

Esdras Ltd
Campobasso
ITALY
Via San Giovanni in Golfo 205/e
Tel:     0039 0874 493225
Fax      0039 0874 628782
Attention:  Massimo SALUPPO, Procuratore

Capita Trust Company Limited
7th Floor, Phoenix House
18 King William Street
London EC4N 7HE
Tel:     0044 20 7648 7489
Fax:     0044 20 7648 7499
Attention: Nigel Peters, Manager, Corporate Trusts

The Parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

7.8          Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which shall together constitute one and the same agreement.

7.9          Disputes. In the event of any dispute between, or conflicting claims by, or among any legal person or entity with respect to any part of this Escrow, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and/or all claims, demands or instructions with respect to the Escrow for so long as such dispute or conflict shall continue and the Escrow Agent shall not become liable in any way whatsoever to any Party for its failure or refusal to comply with such conflicting claims, demands or instructions.  The Escrow Agent shall be entitled to refuse to act until:

7.9.1         such conflicting or adverse claims or demands, or instructions shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which is not subject to any appeal, or settled by agreement between the conflicting Parties as evidenced in writing satisfactorily to the Escrow Agent; or

7.9.2         the Escrow Agent shall have received security or an indemnity reasonably satisfactory to it deemed sufficient to hold the Escrow Agent harmless from and against any and/or all damages, losses, or otherwise, which it may incur by reason of so acting. The Escrow Agent may, in addition, elect to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary.  The reasonable out-of-pocket costs of and expenses (including reasonable legal fees and disbursements) incurred in connection with such proceeding shall be paid by the Purchaser.

7.10          Amendments and Modifications.  No Party shall be bound by any modification, amendment, termination, cancellation or recession of this Escrow Agreement unless the same shall be in writing and signed by all Parties and no waiver of any provision hereof shall be effective unless expressed in writing by all the Parties to this Escrow Agreement.

7.11          Trusts. Insofar as this Escrow Agreement creates any trust which binds the Escrow Agent, Part I of the Trustee Act 2000 shall not apply to this Escrow Agreement.  The perpetuity period of any such trust shall be eighty (80) years.

7.12          Third party rights. A person who is not a party to this Escrow Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Escrow Agreement.

7.13          Severance. If any provision of this Escrow Agreement is declared by any judicial or other competent authority to be void or otherwise unenforceable, that provision shall be severed from this Escrow Agreement and the remaining provisions of this Escrow Agreement shall remain in full force and effect.  The Parties agree that they will make such reasonable amendments to this Escrow Agreement as will achieve the intention of the Parties with respect to the severed provision.

7.14          The Escrow Agent is regulated by the UK Financial Services Authority. The Escrow Agent will treat the Companies as professional clients as defined in and for the purposes of the FSA Handbook of Rules and Guidance. Nothing in this Escrow Agreement is intended to exclude or restrict any duty or liability of the Escrow Agent to the Companies which the Escrow Agent is not permitted to exclude or restrict under the Financial Services and Markets Act 2000, the FSA Handbook of Rules and Guidance, or the applicable regulatory system.

7.15          For the purposes of this Escrow Agreement, “Trading Day” shall mean any day (except Saturdays and Sundays) when clearing banks are open for business in London.

8.             Verification of Identity. All Parties, their beneficial owners, controllers and directors (if not covered by the aforesaid) may be required to furnish adequate proof of identity and source of funds by providing original or certified copies of certain documentation:

8.1            For corporate entities such proof may include, but not be limited to, statutory documents proving place and date of company formation or incorporation, company identification number, registered and trading addresses, Memorandum and Articles of Association (or local equivalent), recent audited accounts, names of all holding companies (if any)and names of beneficial owners, controllers and directors.

8.2            For directors, beneficial owners and controllers such proof may include, but not be limited to, current passport or national identity card (showing legal name, nationality, place and date of birth) and proof of residential address (bank statement, utility bill or correspondence from central or local government).

Beneficial owners and controllers as stated above may include those of parent or holding companies of the Parties, and their beneficial owners, directors and controllers throughout the chain of ownership. The Escrow Agent reserves the right to request such documentation as outlined above for all Parties to this Escrow Agreement.

9.             Termination of Agreement.  This Escrow Agreement shall terminate on the earlier of (i) the day of the Third Payment, if any is made, or if no portion of a Third Payment is due, then the date a Third Payment would have been due, or (ii) the date of a written instrument signed by all the Parties expressly terminating this Escrow Agreement.
[Signature page follows]

WITNESS the execution of this Escrow Agreement as of the date first above written.

PREMIER POWER RENEWABLE ENERGY, INC.,

By:	/s/ Dean R. Marks
Name:	Dean R. Marks
Title:	Chief Executive

RUPINVEST SARL

By:	/s/ Francois Bourgon
Name:	Francois BOURGON
Title:	Gerant

By:	/s/ Miguel de Anquin
Name:	Miguel DEANQUIN
Title:	Gerant

ESDRAS LTD.

By:	/s/ Massimo Saluppo
Name:	Massimo SALUPPO
Title:	Procuratore

CAPITA TRUST COMPANY LIMITED.

By:	/s/ David Baker
Name:	David Baker
Title:	Director

By:	/s/ Colin Benford
Name:	Colin Benford
Title:	Director